Exhibit 99.1

APi Group Announces Completion of Mandatory Warrant Redemption

New Brighton, Minnesota – February 26, 2021 – APi Group Corporation (NYSE: APG) (“APG”, “APi” or the “Company”), announced today the completion of a mandatory redemption event with respect to all of its outstanding warrants. The Company issued a press release on January 27, 2021 announcing that, as of January 26, 2021, a mandatory redemption event had occurred and that each warrant would be mandatorily redeemed by the Company for $0.01 per warrant on February 25, 2021, unless exercised before 5:00 p.m. Eastern Time on February 24, 2021. The mandatory redemption event was triggered because the volume weighted average price of the Company’s common stock on the New York Stock Exchange for the ten consecutive trading days ended January 26, 2021 was equal to or greater than $18.00.

On February 25, 2021, the Company completed the mandatory redemption of 3.8 million outstanding warrants for $0.01 per warrant. Prior to the redemption and since APi’s announcement on January 27, 2021, the Company had received approximately $230 million of cash proceeds resulting from the exercise of approximately 60.0 million outstanding warrants. The warrants were exercisable in multiples of three for one share of the Company’s common stock at an exercise price of $11.50 per whole share of common stock. The Company currently has 200.0 million shares of common stock outstanding.

About APi:

APi is a market-leading business services provider of safety, specialty and industrial services in over 200 locations, primarily in North America and with an expanding platform in Europe. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers. More information can be found at www.apigroupcorp.com.

Investor Relations Inquiries:

Olivia Walton

Vice President of Investor Relations

Tel: +1 651-604-2773

Email: investorrelations@apigroupinc.us

Media Contact:

Liz Cohen

Kekst CNC

Tel: +1 212-521-4845

Email: Liz.Cohen@kekstcnc.com